For Immediate Release: October 13, 2010

Lee Allan

Director of Corporate Communications

Griffin Capital Corporation

lallan@griffincapital.com

Office Phone: 310-606-5900

Cell Phone: 310-621-1601

THE GC NET LEASE REIT, INC. SUBORDINATES INTERNALIZATION FEE

Los Angeles, CA - Griffin Capital Corporation ("Griffin Capital" or the "Sponsor"), on behalf of its wholly-owned subsidiary, The GC Net Lease REIT Advisor, LLC (the "Advisor"), announced today it will subordinate any proceeds it receives, above a return of capital invested by the Sponsor (the "Excess Proceeds"), through a management 'internalization' into The GC Net Lease REIT, Inc. (the "GC REIT") to the investors' return of capital. The GC REIT is a publicly-registered, non-traded real estate investment trust that is focused on acquiring and managing "mission-critical" single-tenant office and industrial properties net-leased to creditworthy corporate tenants. The GC REIT is currently externally managed by the Advisor.

Kevin Shields, CEO of Griffin Capital and President of the GC REIT stated: "There has been a great deal of dialogue among public non-traded REIT sponsors and the broker-dealer community relating to management internalizations and the fees paid to the REIT advisor resulting from such internalizations. We, as sponsors of the GC REIT, took an unprecedented step by investing over $26 million of our capital in the GC REIT; in doing so, we made a clear and unequivocal commitment to our GC REIT offering and its shareholders, as we stand 'shoulder to shoulder' with our investors. Our willingness to subordinate any and all Excess Proceeds the Advisor may receive through an 'internalization' demonstrates our continued commitment to maintain a strong alignment of interest with our investors."

Shields added: "Though there is no specific provision for an internalization fee in our advisory agreement, it is common practice for the board of directors of a non-traded REIT, as the REIT prepares for a public listing as one of its potential exit strategies, to approve a fee payable to the REIT advisor as a means by which to compensate the advisor for the cash flows and other value the advisor is giving up by internalizing and to entice some or all of the advisor's employees to become 'internal' employees of the REIT. This is most often accomplished by capitalizing the 'free cash flow' earned by the advisor as those services previously performed by the advisor will, following the internalization, be performed by the REIT's new employees. Typically, the multiple applied to the advisor profit is well below the multiple earned by the REIT and, as such, the internalization should be, in and of itself, accretive to the REIT shareholders. This is an important arrow in any REIT board's quiver as it may foster greater continuity of management and ensures the 'best in class' managers will continue in their management role following the listing event. This form of compensation is not dissimilar to a publicly-traded REIT that uses REIT stock as part of its long term compensation plan designed to create and maintain interest alignment between management and shareholders."

Shields continued: "Our board of directors is charged with the responsibility of maximizing shareholder value during the course of the offering and certainly through the exit phase, be it a listing, merger, or a portfolio and/or asset disposition. Though we do not think it appropriate to handcuff the board and remove the internalization option from its decision matrix, we do think it appropriate that any Excess Proceeds realized from the internalization and payable to the advisor be subordinate to a return of capital to the GC REIT shareholders.

As a result of our intent to place our investors' interests clearly ahead of our own as the GC REIT Advisor and as Sponsor, we intend to amend our advisory agreement upon its renewal date in November such that, to the extent our board should determine an advisory fee is payable to the Advisor in anticipation of a public listing of the GC REIT or merger of the GC REIT with another publicly-traded REIT, we will bind ourselves to the following terms:

  To the extent any fee for management internalization shall be paid to the Advisor, it shall only be paid in anticipation of a listing of the shares of the GC REIT or a merger with an already listed entity and shall not be paid, or earned, until such listing or merger event;
  Any Excess Proceeds realized by the Advisor resulting from any such internalization fee shall be subordinate to a return of capital to the GC REIT investors;
  Any internalization fee shall be payable to the Advisor 100% in stock of the GC REIT, which stock shall have a trading restriction for one year; and
  Such stock shall be held in escrow until such time as the share price of the listed stock shall achieve a price that would allow for the investors to liquidate their holdings and receive, at a minimum, 100% of their initial invested capital back, as may be adjusted from time to time based upon prior distributions resulting from asset dispositions."

Shields concluded: "I believe the combination of our substantial economic commitment to the GC REIT offering, coupled with our intent and desire to ensure that the interests of our shareholders are put in front of our own, distinguishes our company and our offering from others in the public, non-traded REIT space."

About The GC Net Lease REIT and Griffin Capital Corporation

The GC Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes five office and industrial distribution properties totaling approximately 1.8 million rentable square feet. The REIT's sponsor, Griffin Capital Corporation, is a privately-owned real estate investment and management company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin Capital has acquired or constructed over 11 million square feet of space since 1996. Griffin Capital currently owns and manages a portfolio consisting of over 8.2 million square feet of space, located in 12 states and representing approximately $1 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.